Exhibit 10.1

RELEASE AGREEMENT

In order to settle as fully as possible all known and unknown claims I, George Rose, might have against Activision Blizzard, Inc. (the “Company”) and the other Released Parties (as defined in paragraph (d), below) and the Company and the other Released Parties (in the case of individuals, solely in their corporate capacities) may have against me, the Company and I, agree as follows:

(a)                                  Employment Termination:  The Company and I agree that the Company will terminate my employment without cause, pursuant to Paragraph 9(b) of the Employment Agreement I entered into with the Company, dated September 11, 2009 (my “Employment Agreement”).  Accordingly, the Company and I agree that my employment with the Company will end on July 31, 2011 (such date will be referred to as the “Termination Date”).  In the event that the Company files a Form 8-K in conjunction with my termination, I will be provided with the right to review and provide comments to the Company in advance of the filing. Notwithstanding the foregoing, in addition to other legally required details, the disclosure will be in the approximate manner as follows: “After close to sixteen years of distinguished service, the Company and Mr. Rose amicably agreed to terminate Mr. Rose’s employment relationship to allow Mr. Rose to pursue his other interests. Mr. Rose will continue to provide the Company with consulting services.” The Company will provide me and/or my designated attorney with meaningful consultation and a meaningful amount of time to provide such consultation as to the form and substance of other details, provided that I understand and acknowledge that the Company is required to file Form 8-K with the SEC within the time designated by the SEC.

(b)                                 Benefits: Provided this Release Agreement is fully executed within three business days after my Termination Date (but not prior to such Termination Date), and provided I do not revoke this Release Agreement as set forth in Section (g), below, the Company will pay or provide the following things to me, at least to some of which I may not be otherwise entitled.  The Company will withhold taxes and report amounts to tax authorities with respect to these benefits as it determines it is required to do in accordance with applicable federal and state laws.  In addition, any payments made under this Release Agreement will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in that program to the contrary.

(i)                                     (A) Continuation of Base Salary:  Following the Termination Date, the Company will continue to pay me an amount equal to my base salary (at the rate in effect on the Termination Date (excluding overtime and any special payments) and less any applicable taxes) through December 31, 2012.  Such payments will be made in equal installments and otherwise in accordance with the Company’s payroll practices (including scheduled payroll dates) as in effect from time to time and will commence on the first payroll date following the 60th day after the Termination Date, provided that the first such payment will include any installments relating to the period between the Termination Date and the date on which the payments begin.  I acknowledge that such payment is being made pursuant to the Employment Agreement and certain portions of the Employment Agreement will survive as described therein, including, without limitation as described in Paragraph 11(s) of the Employment Agreement, except to the extent such sections are expressly modified by the writing contained in this Release Agreement and to the extent there is any conflict, this Release Agreement will prevail.

(B)  Pro Rata Bonus Severance:  The Company will pay me an amount equal to the annual bonus, if any, that the Company determines I would have received in accordance with the Employment Agreement for the year in which the Termination Date occurs had I remained employed through the date such bonus would otherwise have been paid, prorated based on a fraction, the numerator of which is the number corresponding to the calendar month in which the Termination Date occurs (i.e., 7) and the denominator of which is 12, where, for purposes of calculating the amount of such bonus, any Activision Blizzard financial goals will be measured by actual performance and any personal goals will be deemed attained at target performance during the year.  Any payment to me in accordance with the prior sentence will be made in a lump sum no later than March 15, 2012.

(ii)                        Benefits Continuation: In addition to my COBRA (Consolidated Omnibus Budget Reconciliation Act of 1986) rights under paragraph (c)(i), I will be entitled to continued coverage under any Company-sponsored medical, dental and/or vision benefit program (including any medical flexible spending arrangement (FSA)) in which I participate prior to the Termination Date and which continues to be offered by the Company (or any replacement program for such program) following my Termination Date and through December 31, 2012 (provided that the portion of the premiums equal to what I would have paid for such benefits under the applicable program if I had remained employed will be deducted from any amounts I would otherwise be entitled to receive pursuant to paragraph (b)(i) above)).  Any period of coverage pursuant to this paragraph (b)(ii) will not be considered part of, and will not run concurrent with, the period of continued coverage required by COBRA.  Following termination of benefits continuation, the Company will pay for one (1) full year of COBRA coverage.  For avoidance of doubt, it is the parties’ intention that upon termination of benefits continuation on December 31, 2012, I will have remaining the full period of COBRA coverage provided to me by law (i.e. currently, 18 months of coverage), of which the Company will pay for the cost of the premiums for the first twelve (12) months of COBRA coverage.  Should for any reason this becomes incorrect or cost prohibitive to the Company, the Company will provide, at its expense, alternative comparable arrangements.  I understand and agree that I, not the Company, will be responsible for any and all personal taxes that may result from this arrangement.

(iii)                     Career Transition Services:  I will be eligible to use Company-paid career transition services under a senior executive program from a provider selected by the Company for a period of not more than six months, beginning not later than 60 days after my Termination Date.

(c)                                  Compensation and Benefit Plans:  Except as provided elsewhere in this Release Agreement, I waive future coverage and benefits under all disability programs for the employees of the Company, and I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, disability, and other compensation or benefit plans for the employees of the Company following the

Termination Date.  Thereafter, except as provided elsewhere in this Separation Agreement, I will have no rights under any of those plans, except for the following rights, which are unaffected by this Release Agreement and will not be considered to have been paid under this Release Agreement:

(i)                           Group Insurance:  I will have the right to COBRA continuation coverage as to any Company-sponsored medical, dental, or vision program in which I participate under the normal COBRA health care continuation rules, which means that I generally will be entitled to buy continued coverage under such plans for a limited period of time.

(ii)                        Accrued Vacation:  I will receive a payment for my unused accrued vacation time, except to the extent I use any such time before the Termination Date.

(iii)                     Qualified Plan Retirement Benefits:  I will retain my vested benefits under any qualified retirement plan of the Company, as determined under the official terms of each such plan.

(iv)                    Equity Incentive Awards:  To the extent I desire to exercise any stock options I may have been previously granted that are vested but unexercised as of the Termination Date, I must exercise all such vested stock options by no later than 30 days following the Termination Date.  Any of such vested stock options that are not exercised by the 30th day following the Termination Date will expire on such day.  In addition, any other stock options or restricted stock units previously granted to me that have not vested by the Termination Date will expire on the Termination Date.  Nothing in this Release Agreement gives me the right to exercise an option after the date on which it otherwise would expire.

(d)                                 Release:  I release (i.e., give up) all known and unknown claims that I presently have against the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures, or other affiliates, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (collectively, the “Released Parties”), except claims that the law does not permit me to waive by signing this Release Agreement.  For example, I am releasing all common law contract, tort, negligence or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA) and similar state or local laws (including the California Fair Employment and Housing Act).  I expressly waive the protection of any law that is intended to protect against releasing unknown claims such as Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I am not waiving any rights or claims that may arise after the date that the Released Parties execute this Release Agreement.

(e)                                  The Released Parties (other than individuals, unless such individuals are acting in their capacities as officers, directors, employees, executives, attorneys, accountants, agents and any other affiliates of the Released Parties or on behalf of the Released Parties) release (i.e. give up) all known and unknown claims that the Released Parties presently have against me, except (i) claims that the law does not permit the Released Parties to waive by signing this Separation Agreement and (ii) claims based on any acts by me of theft, fraud, misappropriation of property or funds, violations of corporate governance policies and/or arising under the Employee Proprietary Information Agreement  in connection with my employment and/or any criminal acts by me, all subject to applicable statutes of limitation (claims in (ii) are collectively referred to as “Unreleased Claims”).  Except as to the Unreleased Claims, the Released Parties expressly waive the protection of any law that is intended to protect against releasing unknown claims such as Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Company is not waiving any rights or claims that may arise after the date that I execute this Release Agreement.

(f)                                    The Company and I understand and agree that this Release Agreement will not preclude me from bringing a charge of discrimination before the Equal Employment Opportunity Commission or other governmental administrative agency.  In the event such a charge is brought, however, I agree that I have released any right I might have had to receive any compensation or other monetary relief as a result of such a charge and, in the event that I am awarded any such compensation, I agree to return it to the Company.

(g)                                 Age Discrimination Claims and Right to Revoke this Agreement:  I understand and agree that by entering into this Release Agreement: (i) I am waiving any rights or claims that I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) I am not waiving any rights or claims that may arise after the date that I execute this Release Agreement; (iii) I have received consideration beyond that to which I was previously entitled; (iv) I have been advised in writing to consult with an attorney before signing this Release Agreement and I have thoroughly discussed all aspects of this Release Agreement with an attorney of my choice (at my own expense) to the extent I wished to do so; and (v) I have been offered the opportunity to evaluate the terms of this Release Agreement (including the attached information regarding the individuals affected by the employment termination program) for not less than 45 days prior to the execution of this Release Agreement (and I have been instructed that I may not sign this Release Agreement until after my Termination Date, but no later than August 3, 2011).  I understand that I may revoke this Release Agreement by written notice to the Ann Weiser, Chief Human Resources Officer at Activision Blizzard, Inc., 3100 Ocean Park Boulevard, Santa Monica, CA 90405 before seven 24-hour periods expire from the time I signed it, and the Release Agreement will become enforceable only on the expiration of this revocation period without prior revocation by me.

(h)                                 Further Agreements:  I acknowledge and agree that:

(i)                                     Notwithstanding anything to the contrary contained in this Release Agreement or the Employment Agreement, I will receive any payments and benefits to which I may be entitled under subsection (b) only for the time period that I do not obtain subsequent employment and/or provide services of any kind for compensation, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity (other than the Company), except as set forth in Exhibit A.  If, at any time, I obtain subsequent employment or provide services as set forth in the prior sentence, I agree to promptly notify the Company, and payments and benefits to which I may be entitled under subsection (b) will cease as of the date that I commenced such employment or provision of services UNLESS THE CEO OF THE COMPANY AGREES TO WAIVE SUCH EMPLOYMENT OR PROVISION OF SERVICES, AS PERMISSIBLE. However, I will not be required to repay any payments or benefits that I received, or that were due to me, prior to the date of the commencement of such employment or provision of services.  I further acknowledge and agree that if I breach any of my agreements to the Company under this Release Agreement or the Employment Agreement, my entitlement to any and all benefits pursuant to subsection (b) will immediately and permanently cease and I will not be entitled to any such benefits, and the Company may require me to repay or otherwise compensate the Company for any and all such benefits previously provided to me.  NOTWITHSTANDING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT PURSUANT TO EXHIBIT A ATTACHED TO THIS RELEASE AGREEMENT, I AM PERMITTED TO OBTAIN CERTAIN TYPES OF EMPLOYMENT, ENGAGE IN CERTAIN BUSINESSES AND PROVIDE CERTAIN SERVICES. SHOULD ANY DISPUTE ARISE BETWEEN US AS TO THE PERMISSIBILITY OF MY EMPLOYMENT, ENGAGEMENT OR SERVICES, THE COMPANY AND I AGREE TO WORK DILIGENTLY AND QUICKLY TO RESOLVE SUCH DISPUTE BEFORE RESORTING TO LITIGATION.  IN THE EVENT OF LITIGATION WITH RESPECT TO THIS OR ANY OTHER PROVISION, THE LOSING PARTY WILL PAY FOR THE REASONABLE ATTORNEY’S FEES OF THE PREVAILING PARTY.

(ii)                                  This Release Agreement, the Employee Proprietary Information Agreement, and the terms of my Employment Agreement which survive the termination of my employment (see e.g. Paragraph 11(s) of my Employment Agreement), constitute the entire agreement between me and the Company concerning the terms of my employment with and separation from the Company.  This Release Agreement expressly supersedes all rights I otherwise would have had or obligations that the Company otherwise would have had under my

Employment Agreement, and I understand and agree that I have no further rights and the Company has no further obligations under the Employment Agreement, except with respect to provisions which survive termination.  This Release Agreement only may be amended by a written agreement that the Company and I sign.

(iii)                               As of the date this Release Agreement becomes effective and irrevocable, it is a legally admissible, enforceable agreement governed by United States Federal law and the laws of California, without regard to its conflict of laws provisions.

(iv)                              When the Company and I entered into this Release Agreement, neither party was relying on any representations that were not in this Release Agreement.

(v)                                 This Release Agreement is not an admission of wrongdoing by me, the Company or any other Released Party.

(vi)                              If I successfully assert that any provision in this Release Agreement is void, the rest of the Release Agreement will remain valid and enforceable unless the Company elects, in its sole discretion, to cancel it.

(vii)                           All notices which either party is required or may desire to give the other will be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Company:	Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Chief Legal Officer

To me:	George Rose
[ ]
[ ]

Either party may by written notice designate a different address for giving of notices.  I specifically agree to notify the Company in writing if my address for receiving notices changes.  Five business days after the date of mailing of any such notice will be deemed to be the date on which such notice is given.

(viii)                        The Company hereby advises me to consult with and obtain the advice of an attorney of my own choice (at my own expense).

(ix)                                If I initially did not think any representation I am making in this Release Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Release Agreement.  I have carefully read this Release Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true.  The consideration period for this Release Agreement started when I first was given this Release Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Release Agreement.  The Company would not have given me the special payments or benefits I am getting in exchange for this Release Agreement but for my representations and promises I am making by signing them.

ACCEPTED AND AGREED TO:

Activision Blizzard, Inc.		Employee

By:	/s/ Chris B. Walther	By:	/s/ George Rose
	Chris B. Walther		George Rose
Chief Legal Officer

Date:	August 1, 2011	Date:	8/1/11